UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SOTHEBY’S

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PLEASE VOTE YOUR GREEN PROXY CARD TODAY

24 March 2014

Dear Sotheby’s Shareholder:

We are pleased to report that your company is performing extremely well. For 2013, Sotheby’s reported:

•	Record consolidated sales of $6.3 billion;

•	An 11% increase in total revenues to $853.7 million; and

•	A 20% increase in net income to $130 million.

Sotheby’s stock price is trading near record highs and has posted total returns in excess of the S&P Midcap Index over the one, five and ten year periods. In 2013 we also saw significant growth in transactions by our top clients and first time buyers, both key metrics. In addition, we grew our online presence and expanded our business in emerging markets, including China.

Sotheby’s also benefits from a solid financial foundation appropriate to the needs of the business. Earlier this year, we announced the Company’s new Capital Allocation and Financial Policy Plan to return any excess capital to shareholders on an annual basis. Under it, we have paid a $300 million special dividend and announced a $150 million share repurchase program. The plan also establishes a financial policy framework with clear financial return hurdles for future investment decisions. It followed an extensive evaluation by Sotheby’s Board of Directors and leadership team and considered input from shareholders.

We have worked to ensure that the Company’s operations run efficiently, but without compromising service to clients. This includes establishing a culture of productivity and financial discipline with $22 million of cost savings already identified for 2014 – and we won’t stop there. In a business with considerable revenue variability, focusing on reducing costs is a crucial part of Sotheby’s efforts to drive shareholder value and we will continue to do so.

At the same time, we are making important investments in key initiatives that support Sotheby’s growth both today and into the future, including in new technology, client service and emerging markets, where an increasing portion of the Company’s auction sales are generated annually. These innovations position Sotheby’s to leverage its advantages as a truly global auctioneer and drive value.

YOUR VOTE IS IMPORTANT

At the 2014 Annual Meeting of Shareholders to be held on May 6, 2014, you will be asked to make an important decision regarding the composition of the Board of Directors and the future of your investment in Sotheby’s.

The experience and expertise of Sotheby’s directors have been and will continue to be important to enabling the Company’s success. Indeed, under the leadership and guidance of your Board, Sotheby’s has achieved strong financial performance and superior shareholder returns. Your Board is independent, active, engaged and focused on further enhancing shareholder value. We are confident your Board has the skills and expertise necessary to continue Sotheby’s track record of success.

As you may be aware, Third Point LLC (“Third Point”), which invested in the Company last year, is seeking to replace three members of your Board with three of its own hand-picked nominees. The Nominating and Corporate Governance Committee of Sotheby’s Board of Directors has carefully considered the director nominations put forth by Third Point. We believe the Third Point nominees add no additional experience or expertise that is not already represented or that is relevant to the Company. Further, Third Point has offered no compelling justification for changing your Board. Accordingly, based on the recommendation of the Nominating and Corporate Governance Committee, the Sotheby’s Board has determined to reject the Third Point nominees.

Your Board unanimously recommends that you vote the enclosed GREEN proxy card today “FOR” each of Sotheby’s 12 director nominees: John M. Angelo, Jessica Bibliowicz, Kevin C. Conroy, Domenico De Sole, The Duke of Devonshire, Daniel Meyer, Allen Questrom, William F. Ruprecht, Marsha E. Simms, Robert S. Taubman, Diana L. Taylor, and Dennis M. Weibling.

Your vote is important. We encourage you to make your voice heard by voting online, by telephone, or by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope provided.

YOUR BOARD HAS THE STRENGTH, DIVERSITY, EXPERIENCE AND QUALIFICATIONS TO CONTINUE TO PROVIDE EFFECTIVE AND INDEPENDENT OVERSIGHT AND DIRECTION

Your Board is composed of 12 highly qualified directors, 10 of whom are independent. The only two non-independent members of the Company’s Board are Sotheby’s Chief Executive Officer and The Duke of Devonshire, who brings a deep knowledge of the business and a substantial network of client relationships in the art world given his service as a trustee of numerous fine art museums and art organizations.

Board Succession: The Nominating and Corporate Governance Committee regularly reviews the composition of the Board to assess whether it has the right mix of skills and experience, and if it is necessary to add directors to build upon certain relevant expertise. To that end, we will have added five highly qualified new independent directors in the past three years, including our Lead Independent Director, a role established by the Board in 2012:

•	On March 13, 2014, we announced that Jessica Bibliowicz has been nominated to stand for election to Sotheby’s Board at the 2014 Annual Meeting. Ms. Bibliowicz brings significant leadership skills and entrepreneurial and finance experience to your Board, having built a successful client service business at National Financial Partners Corp., where she served as Chairman and Chief Executive Officer.

•	On March 13, 2014, we announced that Kevin C. Conroy has been nominated to stand for election to Sotheby’s Board at the 2014 Annual Meeting. Mr. Conroy brings proven digital, advertising and media experience and an extensive background in managing popular global Web brands, including AOL, AIM and Netscape.

•	Domenico De Sole became a director in December 2013 and assumed the role of Lead Independent Director on December 13, 2013. Mr. De Sole brings deep and highly successful experience building global luxury brands. He is co-founder and Chairman of luxury retailer Tom Ford International and former President and Chief Executive Officer of Gucci Group N.V., which he took from a nearly-bankrupt single brand to a $3 billion luxury goods conglomerate. He has also served on numerous public company boards, including currently at Gap Inc., and Newell Rubbermaid Inc., and previously at The Procter & Gamble Co., Delta Airlines, Bausch & Lomb Incorporated and Telecom Italia, among others.

•	Daniel Meyer joined your Board in May 2011. As the President of Union Square Hospitality Group since 1996, Mr. Meyer has substantial experience building trusted, client service oriented consumer brands, as well as strong connections and name recognition in the critical New York market.

•	Marsha E. Simms joined your Board in May 2011, having served as a partner of the international law firm Weil, Gotshal & Manges LLP until her retirement in 2010. Ms. Simms has substantial legal and financial skills and a strong governance background.

Together, the Sotheby’s Board possesses distinct knowledge and expertise that is critical to the Company’s success. This includes experience leading and profitably growing other public and private companies with global luxury brands in key markets that Sotheby’s has targeted for growth, including Asia and Europe. Your Board also includes directors who have long-standing, global relationships within the art world and high-end luxury goods category, and directors with unique commercial insight into luxury goods. Sotheby’s directors have experience and backgrounds in disciplines that are highly relevant to the Company’s businesses, including digital media, marketing, finance, banking, real estate, client service, technology and law. Your directors have demonstrated success leading corporate change and value creation through financings, capital allocation strategies and business development.

Each member of your Board is committed to continuing to deliver superior results and serve the best interests of all Sotheby’s shareholders.

YOUR BOARD IS COMMITTED TO SOUND CORPORATE GOVERNANCE POLICIES AND PRACTICES

The Sotheby’s Board, with substantive feedback from shareholders, recently approved a number of enhancements to the Company’s corporate governance. Among others, the enhanced governance guidelines and best practices unanimously approved by the Sotheby’s Board include:

•	Enhanced responsibilities for Sotheby’s Lead Independent Director, codifying existing practices, including on engaging with shareholders and facilitating director evaluations;

•	Mandatory retirement guidelines for non-management directors;

•	Specific guidelines designed to support direct communications between shareholders and members of the Board, including the Lead Independent Director;

•	Revisions to make equity awards more long-term focused for all executive officers, and enhanced transparency of the disclosure regarding performance measures and payout rationale; and

•	The incorporation of “360-degree” evaluations in the Board’s assessment of both individual director performance and the contributions of Board committees.

YOUR BOARD IS COMMITTED TO DOING WHAT IS IN THE BEST INTERESTS OF ALL SOTHEBY’S SHAREHOLDERS

WE BELIEVE SHAREHOLDERS SHOULD QUESTION WHETHER MR. LOEB WILL DO THE SAME – PUTTING ALL SHAREHOLDERS’ INTERESTS FIRST

Sotheby’s has engaged in extensive discussions with Third Point over the past several months in an effort to reach a resolution that would avoid a costly and disruptive proxy contest. In doing so, we offered to appoint Mr. Loeb to the Sotheby’s Board of Directors, where he would also serve on three committees – the Nominating and Corporate Governance Committee, the Audit Committee and the Finance Committee. This offer reflected your Board’s efforts to work constructively to avoid a distracting proxy contest.

We are prepared to continue to engage with Mr. Loeb as a shareholder, as we do with all of our shareholders. However, Mr. Loeb’s abrupt decision to launch his proxy campaign in the midst of constructive dialogue has caused us to doubt his ability to work effectively as a Board member to serve the interests of all shareholders. Each member of your Board of Directors is dedicated to representing the interests of ALL stockholders and has consistently helped to drive positive, value-creating action at Sotheby’s. Accordingly, we believe it is not credible for Mr. Loeb to claim he would have been the “sole voice” representing stockholders’ interests in the boardroom. In addition, Sotheby’s shareholders should question whether, if elected, Mr. Loeb will make a commitment to long-term directorship, given that his average tenure as a public company director is only between one and two years.

SOTHEBY’S BOARD HAS CONCLUDED THAT MR. LOEB’S NOMINEES ADD NO RELEVANT SKILLS, EXPERIENCE OR EXPERTISE THAT IS NOT ALREADY EFFECTIVELY REPRESENTED ON THE BOARD

As jewelry designers, Mr. Reza’s family has long been known to Sotheby’s. Mr. Reza recently left investment banking to join his family’s business. His experience in jewelry is too recent to allow him to conduct meaningful oversight, and your Board already has deep luxury goods expertise as well as deep expertise in finance, mergers and acquisitions, and capital allocation. While we appreciate the perspective Mr. Reza brings to jewelry design, we do not believe this skill set is needed on your Board in order to execute the Company’s strategy or to enhance shareholder value.

As Mr. Loeb’s public materials state, Mr. Wilson’s skills include distressed debt and corporate restructuring. Sotheby’s financial strength and performance make it clear that a corporate restructuring, akin to his experience advising on the federal bailout of General Motors, would not be beneficial to Sotheby’s shareholders.

Sotheby’s is a market leader that generates 29% EBITDA margins* and has appropriate liquidity to not only invest for future growth, but also to have returned over $300 million to shareholders this month. The Company’s Capital Allocation and Financial Policy Plan has been widely well received. Even Mr. Loeb has acknowledged that this plan is the “right approach.”

PROTECT YOUR INVESTMENT - VOTE THE GREEN PROXY CARD TODAY

As our track record of financial performance and superior shareholder returns demonstrates, Sotheby’s has the right Board, the right leadership team and the right strategy in place to deliver value for ALL Sotheby’s shareholders now and over the long term.

We urge you to protect your investment by voting the enclosed GREEN proxy card today “FOR” all of Sotheby’s nominees.

On behalf of your Board and management team, we thank you for your continued support.

Sincerely,

Bill Ruprecht	Domenico De Sole
Chairman, President and Chief Executive Officer	Lead Independent Director

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

203-658-9400

or

Call toll free at 1-800-279-6413

*	Reconciliation of Non-GAAP Financial Measures

The following is a reconciliation of net income to EBITDA for 2013 (in thousands of dollars):

2013
Net Income	$130,006
Income tax expense	55,702
Income tax expense related to equity investees	12
Interest income	(2,801)
Interest expense	42,712
Depreciation and amortization	19,435

EBITDA	$245,066

Forward-looking Statements

This letter contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Sotheby’s most recently filed Form 10-K (and/or 10-Q) and other filings for a discussion of material Risk Factors. Sotheby’s disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

Important Additional Information

Sotheby’s, its directors, director nominees and certain of its executive officers are participants in the solicitation of proxies from Sotheby’s stockholders in connection with Sotheby’s 2014 Annual Meeting of Stockholders. Sotheby’s has filed its definitive proxy statement and form of GREEN proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2014 Annual Meeting of the Stockholders. SOTHEBY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING GREEN PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the names of Sotheby’s directors, director nominees and executive officers and their respective interests in Sotheby’s by security holdings or otherwise, is set forth in Sotheby’s definitive proxy statement for the 2014 Annual Meeting of Stockholders and other materials to be filed with the SEC. Additional information can also be found in Sotheby’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014.

These documents, including any proxy statement (and amendments or supplements thereto) and other documents filed by Sotheby’s with the SEC, are available for no charge at the SEC’s website at http://www.sec.gov and at Sotheby’s investor relations website at http://investor.shareholder.com/bid/index.cfm. Copies may also be obtained by contacting Sotheby’s Investor Relations by mail at 1334 York Avenue, New York, NY 10021 or by telephone at 800-700-6321 or 212-894-1023.